Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Betsy D. Holden (“Holden”) has been employed by Kraft Foods Inc. (“Kraft”) as President, Global Marketing & Category Development in Northfield, Illinois.  Holden and Kraft have mutually agreed to end Holden’s employment relationship and Kraft has offered Holden benefits as set forth in this Agreement, certain of which benefits are greater than what Holden is entitled to receive, and Holden has decided to accept Kraft’s offer.  Holden and Kraft acknowledge that Holden received a letter from Louis C. Camilleri, Chairman of Kraft, dated December 16, 2003 (the “Letter”), which specifies that Holden would be entitled to receive certain payments upon the occurrence of certain events.  Holden agrees that the terms of this Agreement amend and clarify the Letter and replace and supercede the Letter to the extent of any inconsistency or duplication.  Therefore, Holden and Kraft both agree and promise as follows:

1.                                       Holden will not have to report for regular work after June 30, 2005.  This will be her last day of active employment.  She will resign from the Kraft Board of Directors effective June 30, 2005. In partial consideration for her promises set forth in this Agreement, Holden will receive separation payments (the “Separation Payments”) to be paid by Kraft at her current bi-weekly base salary from July 1, 2005 through June 30, 2007, subject to the provisions of paragraph 2 below (“Separation Payment Period”).  Payments made before 2006 will be made in termination and cancellation of Holden’s rights to receive Separation Payments during 2005 under the Letter or this Agreement.  During the Separation Payment Period, Holden will be eligible to receive Kraft medical, dental, life, long-term disability and personal accident insurance coverage pursuant to the terms of these Kraft benefit plans as if she were an employee and to participate in the Kraft Thrift and Retirement Plans (both qualified and non-qualified, basic and supplemental) pursuant to the terms of those plans, and Separation Payments will be included in determining Holden’s final average compensation under the Retirement Plans.  Holden will not be eligible to receive Kraft short-term disability insurance coverage or business accident coverage after June 30, 2005.  If Holden were to die while receiving compensation under paragraph 1 hereof, Kraft agrees to pay Holden’s surviving spouse (or estate if no surviving spouse) the remaining portion of her Separation Payments and any incentive payments described in paragraph 3 below in a lump sum, and Holden’s surviving spouse (or other beneficiary designated in accordance with the terms of the Retirement Plans) would receive a 100% Joint and Survivor benefit as defined by the Retirement Plans.  Prior to execution of this Agreement, Kraft will provide Holden with a complete description of the compensation and benefits (including any underlying assumptions) payable under this Agreement.

2.                                       For purposes of retiree medical insurance eligibility, five (5) years will be added to Holden’s age.   The Separation Payment Period will continue through at least November 1, 2005 at which point Holden will be eligible for retiree medical insurance.  Thereafter, between November 1, 2005 and June 30, 2007, if Holden obtains employment (through which she is provided with group health benefits), then the remaining portion of her Separation Payments through June 30, 2007, less applicable deductions, will be paid to Holden in a single lump sum if such lump-sum payment would not create adverse tax consequences under section 409A of the Internal Revenue Code of 1986, as amended (otherwise, such amounts will be paid in accordance on Kraft’s regular payroll cycles).  If Kraft makes such a lump-sum payment, Holden’s Separation Payments will end and her Kraft benefit eligibility will terminate pursuant to the terms of the Kraft plans. The lump sum payment by Kraft shall not affect Holden’s receipt of the incentive payments described in paragraph 3 below.  If, however, Holden obtains new full-time employment with a for-profit entity and continues to receive Separation Payments, all pension accruals and Thrift Plan participation will cease as of the effective date of the new employment.

3.                                       Subject to the provisions of paragraph 7 below, Holden will receive a payment in lieu of a 2005 annual incentive award under the Kraft Management Incentive Plan (“MIP”), to be paid at her target percentage (90% of base pay)  and pro-rated for the period from January 1, 2005 through June 30, 2005.  This payment, less required deductions, will be made in July 2005.  In addition, Holden will receive a payment in lieu of a 2004-2006 Long-Term Incentive Plan  (“LTIP”) payment, to be paid at her target percentage (200% of base pay),  and prorated from January 1, 2004 through June 30, 2005.   This payment, less required deductions, will be made in July 2005.

4.                                       Holden will forfeit any right, title and interest in the  unvested option shares of the Kraft Foods Inc. performance-enhanced stock option grant issued on June 12, 2001.  Holden will also forfeit any right, title and interest in the Kraft Foods Inc. restricted stock grants issued in 2003, 2004 and 2005.  Kraft will make Holden a payment in lieu of her 2003, 2004 and 2005 Kraft Foods Inc. restricted stock grants based on a pro-rata number of shares in accordance with Kraft’s practice.  The value of such payment will be based on 64,674 shares multiplied by the average of the trailing 20-day close price of Kraft’s stock price from June 30, 2005.  This payment will be made to Holden by July 30, 2005.

5.                                       Holden will be eligible for continued financial counseling in accordance with current practice through the end of the Separation Payment Period.  In addition, Kraft will transfer ownership of Holden’s company car to her on June 30, 2005.  Holden will be responsible for all future financial obligations related to the car, including but not limited to, all insurance, maintenance and repairs.  At her request, Holden will also be eligible to receive executive outplacement through the end of her Separation Payment Period, which will include office and secretarial support. Kraft will reimburse Holden for her reasonable professional fees incurred by her in connection with the negotiation and documentation of this Agreement, provided, however, that Kraft’s obligation to pay for outplacement and professional fees, combined, shall not exceed a maximum of $100,000.

6.                                       Holden will be entitled to exercise any vested stock options that she holds in Altria Group, Inc. (formerly Philip Morris Companies Inc.) and Kraft Foods Inc.  stock pursuant to the terms of the applicable option grant.  For purposes of exercising vested outstanding stock options, Holden will be treated as a retiree.

7.                                       As consideration for Kraft’s in lieu of payments to Holden of the MIP and LTIP awards, Holden agrees that she will not engage in Prohibited Conduct from the date of this Agreement through February 15, 2007.  Prohibited Conduct shall be:  (1) becoming employed by, acting as an agent or director, or being retained as a consultant in any capacity to, any of the companies listed below without the written consent of the Executive Vice President  Global Human Resources of Kraft Foods Inc., or designee, which consent shall not be unreasonably withheld; or (2) soliciting, directly or indirectly, any employee of Kraft to leave Kraft and to work for any of the companies listed below, whether as an employee, independent contractor or in any other capacity.

The companies are:  Kellogg Company, General Mills, Inc., ConAgra Foods, Inc.,  Sara Lee Corporation, Campbell Soup Company, and H.J. Heinz Company,  or any subsidiaries, affiliates or subsequent parent or merger partner if any of these companies are acquired or merge.

Should Holden engage in Prohibited Conduct she will be obligated to pay back the following monies to Kraft:  if the breach occurs prior to February 15, 2006, Holden will pay Kraft the MIP and LTIP payments she received in July 2005; if the breach occurs after February 15, 2006 but before February 15, 2007 Holden will pay Kraft the LTIP payment she received in July 2005.

8.                                       Except as provided in this Agreement, Holden agrees to return all company property in her possession, including documents, manuals, handbooks, notes, keys and any other articles she has used in the course of her employment, no later than June 30, 2005.

9.                                       Holden acknowledges that during the course of her employment with Kraft, she was entrusted with certain marketing, financial, product, manufacturing, technical and other proprietary information and material which are the property of Kraft.  Holden agrees that, from the date of this Agreement and following the Separation Payment Period, she will not communicate or disclose to any third party, or use for her own account, without the written consent of Kraft, any of the aforementioned information or material, except as required by legal process or unless and until such information or material becomes generally available to the public through no fault of Holden.  Nothing herein shall preclude Holden from using her general knowledge and expertise to fulfill job responsibilities with a new employer.

10.                                 Holden will not be entitled to receive any additional compensation or benefits which are not provided for in this Agreement.  Holden understands that the arrangements provided for in this Agreement exceed those to which she would be entitled under Kraft’s existing policies.

11.                                 Holden agrees to keep the terms and substance of this Agreement confidential, and that she will not disclose the terms of this Agreement or matters out of which it arises to anyone, including the media, except her immediate family, her financial advisors, her attorneys, or as may be required by law; provided, however, that Holden may disclose the terms of the non-compete/non-solicitation provisions of paragraph 7 and the confidentiality provisions of paragraph 9 to any prospective employer.

12.                                 Holden agrees that, in discussing her relationship with Kraft and its affiliated and parent companies and their business and affairs, she will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated and parent companies or their officers, directors and employees.  Kraft agrees that, in discussing its relationship with Holden, it will not disparage or discredit her or otherwise treat her in a detrimental way.  Kraft and Holden agree to issue a mutually agreed upon press release announcing her resignation from Kraft.

13.                                 Holden agrees to fully cooperate with Kraft and its affiliated and parent companies in the defense of any matter in which she was involved during her employment and to make herself reasonably available as required by Kraft or its affiliated and parent companies or their counsel, subject to Holden’s other commitments.  In the event such a matter arises, Kraft or its affiliated or parent companies will be solely responsible for all costs and fees which may be incurred and will continue to indemnify Holden to the fullest extent permitted by law for all actions taken by her as an employee and/or officer of Kraft.  If time incurred by Holden on Kraft’s behalf becomes substantial, Kraft shall pay Holden a fee for her time and effort, such fee to be mutually determined by Kraft and Holden prior to Holden’s participation.

14.                                 In the event either Holden or Kraft contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested.  If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration.  An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes from a panel submitted by the AAA Chicago, Illinois office and the hearing shall be held at a mutually agreeable location in the Chicago metropolitan area.  The arbitrator’s fees and expenses and filing fees shall be borne equally by Holden and Kraft.  The arbitrator shall issue a written award which shall be final and binding upon the parties.

15.                                 Holden is aware of her legal rights concerning her employment with Kraft.  In consideration for the benefits being provided to Holden hereunder, Holden (for herself, her heirs, legal representatives and assigns) hereby waives, and generally releases Kraft, its affiliated companies and their officers, directors, agents, and employees from, and agrees not to sue them for any claims or causes of action arising out of her employment relationship with Kraft or the separation from that employment that exists to date.  This includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination, and claims for breach of contract and wrongful discharge; provided, however, that this release shall not waive any rights that Holden may have to benefits under any Kraft or Altria sponsored employee benefit plan, or any rights Holden may have to insurance protection and/or indemnification for all actions taken by Holden while an employee and/or officer of Kraft.  In consideration for the above release, Kraft, on behalf of itself and its affiliated companies, and their officers, directors, agents and employees, hereby waives, and generally releases Holden from, and agrees not to sue her for any claim arising out of her employment relationship with Kraft or the separation from employment that exists to date.

16.                                 By signing below Holden acknowledges that she has thoroughly read this Agreement.  She also acknowledges that she has been advised to consult an attorney prior to executing this Agreement and that she has 21 days to review this Agreement before signing it, and an additional 7 days after signing it to revoke it.  In addition, Holden agrees that she has full understanding and knowledge of the terms and conditions of this Agreement, and that she understands that these terms will be final and binding upon Holden and upon Kraft 7 days from the execution of this Agreement.

/s/ Betsy D. Holden	Date:	June 24, 2005
BETSY D. HOLDEN

The undersigned hereby certifies that Betsy D. Holden appeared before me and signed this document and verified that she signed this Agreement voluntarily.

/s/ Yolanda Kozicz		Date:	June 24, 2005
Notary Public

My Commission Expires:

October 17, 2007

ACCEPTED FOR KRAFT FOODS INC.

By:	/s/ Terry M. Faulk
Terry M. Faulk

Title:	Executive Vice President, Global Human Resources

Date:	June 24, 2005